Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

eGAMES, INC.,

HEYDAY GAMES, INC.

AND

THE SHAREHOLDERS OF HEYDAY GAMES, INC.

JUNE 24, 2011

i

4.7	Issuance of eGames Stock	20
4.8	Capitalization of Purchaser	20
4.9	Reports and Financial Statements	20
4.10	No Liquidation or Winding-Up	21

ARTICLE V ADDITIONAL COVENANTS		21
5.1	Covenants of Seller and Shareholders	21
5.2	Covenants of Purchaser	21
5.3	Expenses	21
5.4	Seller’s Name	22
5.5	Employee Matters	22
5.6	Assignments; Consents	22
5.7	Waiver	23
5.8	Tax Assessments and Audits	23
5.9	Restrictions on Transfer	23
5.10	Legend	24
5.11	Prohibition on Short Sales	24
5.12	Purchaser Board of Directors	24

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING		25
6.1	Conditions of Purchaser	25
6.2	Conditions of Seller	26

ARTICLE VII INDEMNIFICATION		27
7.1	Survival	27
7.2	Indemnification	27
7.3	Procedures	28
7.4	Third Party Claims	28
7.5	Indemnification Exclusive	29

ARTICLE VIII GENERAL PROVISIONS		29
8.1	Notices	30
8.2	Severability	30
8.3	Entire Agreement	31
8.4	Successors and Assigns	31
8.5	Counterparts	31
8.6	Schedules, Exhibits and Annexes	31
8.7	Construction	31
8.8	Governing Law; Venue	32
8.9	Passage of Title and Risk of Loss	32
8.10	Bulk Sales	32
8.11	Records	32

ii

INDEX OF EXHIBITS

Exhibit A	Registration Rights Agreement
Exhibit B	Noncompetition Agreement
Exhibit B-1	Noncompetition Agreement (Mauro)
Exhibit B-2	Noncompetition Agreement (Lennon)
Exhibit C	Mauro and Lennon Employment Terms

INDEX OF SCHEDULES

Schedule 2.1(a)	Personal Property
Schedule 2.1(b)	Contract Rights
Schedule 2.1(c)	Intellectual Property
Schedule 2.1(d)	Government Licenses, Permits and Approvals
Schedule 3.4(b)	Licenses
Schedule 3.7(a)	Assumed Contracts
Schedule 3.8	Employee Matters
Schedule 3.10(a)	Intellectual Property
Schedule 3.10(b)	Transfer
Schedule 3.10(d)	Licensing Agreements
Schedule 3.14	Capitalization of Seller
Schedule 4.9(b)	Certain Changes to Purchaser Most Recent Statements

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of June 24, 2011 by and among eGAMES, INC., a Pennsylvania corporation (“Purchaser”), HEYDAY GAMES, INC., a Delaware corporation (“Seller”), and EUGENE MAURO, LINDA MAURO AND F.J. LENNON, the shareholders of Seller (collectively, “Shareholders”).

RECITALS

A. Seller is currently engaged in the business of designing and developing an interactive entertainment software game for social networks and the Internet, and mobile platforms (including, but not limited to, iOS and Android) (the “Game”).

B. Seller desires to Transfer (as hereinafter defined) to Purchaser, and Purchaser desires to purchase from Seller, all of the assets owned or held for use by Seller or used by Seller in connection with acquiring, designing, developing, distributing, promoting and/or selling the Game (referred to herein as the “Game” or the “Business”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a Section, Article, Exhibit or Schedule shall mean the applicable section, article, annex or schedule of or to this Agreement. All accounting terms used in this Agreement not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles, consistently applied.

“Action” shall mean any claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Person, Governmental Entity or arbitrator and any appeal from any of the foregoing.

“Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Asset Purchase Agreement, together with all Schedules and Exhibits hereto.

“Approvals” shall have the meaning given to such term in Section 2.1(d) hereof.

“Assets” shall have the meaning given to such term in Section 2.1 hereof.

“Assumed Contract(s)” shall have the meaning given to such term in Section 2.8(a) hereof.

“Assumed Liabilities” shall have the meaning given to such term in Section 2.8 hereof.

“Business” shall have the meaning given to such term in the preamble of this Agreement.

“Change in Control” shall have the meaning given to such term in Section 2.3(b) hereof.

“Claim” shall have the meaning given to such term in Section 7.3 hereof.

“Claim Notice” shall have the meaning given to such term in Section 7.3 hereof.

“Closing” shall have the meaning given to such term in Section 2.4 hereof.

“Closing Date” shall have the meaning given to such term in Section 2.4 hereof.

“Closing Payment” shall have the meaning given to such term in Section 2.3(c) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” shall have the meaning given to such term in Section 2.1(b) hereof.

“Cumulative Net Income” shall have the meaning given to such term in Section 2.3(b) hereof.

“Damages” shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever (including reasonable attorneys’, accountants’ and experts’ fees, disbursements of counsel, and other costs and expenses incurred pursuing indemnification claims under Article IX hereof).

“Earnout Payment” shall have the meaning given to such term in Section 2.3(b) hereof.

“Earnout Period” shall have the meaning given to such term in Section 2.3(b) hereof.

“Earnout Threshold” shall have the meaning given to such term in Section 2.3(b) hereof.

“eGames Stock” shall have the meaning given to such term in Section 2.2 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which Seller is (or at any relevant time was) a member.

“Fiscal Periods” shall have the meaning given to such term in Section 2.3(b) hereof.

“Holdback Period” shall have the meaning given to such term in Section 2.3(a) hereof.

“Holdback Shares” shall have the meaning given to such term in Section 2.3(a) hereof.

“GAAP” shall have the meaning given to such term in Section 2.3(b) hereof.

“Governmental Entity” shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including, without limitation, the IRS and other taxing authorities.

“Initial Payment” shall have the meaning given to such term in Section 2.3(a).

“Intellectual Property” shall have the meaning given to such term in Section 2.1(c).

“Knowledge” shall mean knowledge of Eugene Mauro and F.J. Lennon.

“Legal Requirement” shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

“Lien” shall mean all liens (including judgment and mechanics’ liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, or encumbrances.

“Material Adverse Effect” shall mean any event, change or effect that is materially adverse to the Assets or the Business as operated prior to the Closing.

“Net Income” shall have the meaning given to such term in Section 2.3(b)(iii).

“Noncompetition Agreements” shall mean the Noncompetition and Confidentiality Agreements in the forms attached hereto as Exhibit B, Exhibit B-1 and Exhibit B-2.

“Ordinary Course” shall mean, when used with reference to Seller, the ordinary and normal course of the operation of the Business, consistent with past practices.

“Owned Tangible Personal Property” shall have the meaning given to such term in Section 2.1(a) hereof.

“Pennsylvania Law” shall mean the Pennsylvania Business Corporation Law.

“Person” shall mean all natural persons, corporations, business trusts, associations, companies, partnerships and joint ventures.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA and any other written or oral employee plan (other than arrangements merely involving the payment of wages) which are or at any time have been established, maintained, or contributed to by Seller or any ERISA Affiliate for the benefit of current or former employees, with respect to which Seller or an ERISA Affiliate has or may in the future have any liability or obligation to contribute or make payments of any kind.

“Game” shall have the meaning given to such term in the preamble of this Agreement.

“Purchase Price” shall have the meaning given to such term in Section 2.3 hereof.

“Registration Rights Agreement” shall have the meaning given to such term in Section 3.17 hereof.

“Retained Liabilities” shall have the meaning given to such term in Section 2.9 hereof.

“Rule 144” shall have the meaning given to such term in Section 3.27 hereof.

“Shareholders” shall have the meaning given to such term in the preamble of this Agreement.

“Subsidiary of a Person” shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

“Tax” shall mean all taxes, including without limitation all Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, and any interest, fine, penalty or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

“Third Party Claim” shall have the meaning given to such term in Section 7.3 hereof.

“Transfer” shall have the meaning given to such term in Section 2.1 hereof.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions hereof, at the Closing, Seller will sell, transfer, grant, convey, assign and deliver (“Transfer”) to Purchaser, and Purchaser will purchase and accept from Seller, all right, title and interest in and to all of the assets, properties and business of the Seller, including, but not limited to, the rights, properties and assets described in this Section 2.1 (collectively the “Assets”):

(a) Personal Property. All tangible personal property owned by Seller in connection with the operation of the Business as of the date hereof, including but not limited to those listed on Schedule 2.1(a) (collectively, the “Owned Tangible Personal Property”);

(b) Contract Rights. All rights and incidents of interest of Seller existing as of the date hereof, to or under all licenses, leases, agreements, customer orders, contracts, written or verbal (including product warranty claims, rebates and indemnity or other rights of action against any person arising out of acts, omissions or occurrences before, at or after the Closing), and prepaid items, relating to the Business, including but not limited to those listed on Schedule 2.1(b) (collectively, the “Contracts”);

(c) Intellectual Property. The entire right, title and interest of Seller existing as of the date hereof in connection with the operation of the Business or used by Seller in connection with the operation of the Business in, to or under (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all artwork, drawings and renderings, inventions (whether patentable or not), invention disclosures, trade secrets, rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including formulas, compositions, inventor’s notes, improvements, know-how, testing information, research and development information, business and marketing plans, market surveys, market know-how and customer lists and information, and all documentation relating to any of the foregoing, (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, (v) all databases and data collections and all rights therein, (vi) all moral and economic rights of authors, musicians, composers and inventors, however denominated, to the extent transferable, (vii) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed, (viii) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and (ix) any similar or equivalent rights to any of the foregoing (as applicable) (collectively, the “Intellectual Property”), which Intellectual Property is listed on Schedule 2.1(c):

(d) Governmental Licenses, Permits and Approvals. To the extent transferable, all rights and incidents of interest of Seller existing as of the date hereof, to or under all licenses, permits and authorizations (collectively, the “Approvals”) issued or requested to be issued by any Governmental Entity or other board or agency in connection with the operation of the Business listed on Schedule 2.1(d); and

(e) Goodwill and Other Intangibles. The goodwill related to the Assets and the Business.

2.2 Purchase Price. Subject to the limitations set forth in Section 2.3(b), the aggregate Purchase Price for the Assets is such number of shares of the Common Stock, no par value, of Purchaser (eGames Stock”) equal to fifty percent (50%) of the number of shares of eGames Stock issued and outstanding on the books of Purchaser’s transfer agent on the day that is two business days immediately preceding the Closing Date, (the “Purchase Price”). The Purchase Price shall be payable in the manner set forth in Section 2.3.

2.3 Payment of Purchase Price.

(a) Payment of the Initial Payment. At the Closing, Purchaser shall pay sixty percent (60%) of the Purchase Price (the “Initial Payment”) as follows:

(i) Purchaser shall pay to Seller ninety percent (90%) of the Initial Payment (the “Closing Payment” and (ii) ten percent (10%) of the Initial Payment (the “Holdback Shares”) shall be held back by Purchaser for up to one year commencing on the Closing Date (the “Holdback Period”) to cover indemnification claims, if any, under Article IX arising during the Holdback Period and issued to Seller, along with any shares of capital stock of the Company issued or issuable with respect to the Holdback Shares by way of a stock split or stock dividend or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

(b) Earnout Payment. Subject to the conditions herein, Purchaser shall pay to Seller additional consideration of forty percent (40%) of the Purchase Price, along with any shares of capital stock of Purchaser issued or issuable with respect to such securities by way of a stock split or stock dividend or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (the “Earnout Payment”) if Purchaser’s Cumulative Net Income (as defined below) equals or exceeds, in the aggregate, $20,592,000 (“Earnout Threshold”) during any of the Fiscal Periods (as defined below) (each, the “Earnout Period”).

(i) “Cumulative Net Income” shall mean, for purposes of this Agreement, the aggregate of Purchaser’s Net Income (as defined below) for the Earnout Period.

(ii) “Fiscal Periods” shall mean each of the following periods: (1) the period commencing on the Closing Date and ending on June 30, 2012; or (2) the period commencing on the Closing Date and ending on June 30, 2013; or (3) the period commencing on the Closing Date and ending on June 30, 2014; or (3) the period commencing on the Closing Date and ending on June 30, 2015.

(iii) “Net Income” shall mean, for any Fiscal Period, Purchaser’s Net Income as shown on the Statement of Operations of Purchaser’s financial statements for each of the following: (a) the period commencing on the Closing Date and ending on June 30, 2012 and (b) the fiscal years ending June 30, 2013, 2014 and 2015, as set forth on Purchaser’s regularly prepared audited financial statements, including footnotes, for each such period and fiscal year prepared in accordance with generally accepted accounting principles “GAAP” applied consistently with Purchaser’s accounting practices at Closing.

(iv) The Earnout, if any, payable under Section 2.3(b) shall be paid to Seller within 90 days after the end of the applicable Earnout Period in which the Earnout Threshold is achieved. Seller and the Shareholders shall have the right, at the joint expense of Seller and Purchaser, to audit Purchaser’s records related and limited to Purchaser’s performance under Section 2.3(b), as is necessary to verify if the Earnout Threshold has been achieved and the Earnout Payment is due, upon at least three days prior notice, in a manner not disruptive of Purchaser’s business during Purchaser’s normal business hours.

(v) The parties are in agreement that Seller shall be entitled to payment of the Earnout Payment only if the conditions pursuant to Section 2.3 hereto have been satisfied and that the total amount of the Earnout Payment shall equal and not exceed forty percent (40%) of the Purchase Price.

(vi) Purchaser shall promptly provide Seller and the Shareholders with copies of any information requested by the Shareholders which is reasonably necessary to confirm or verify whether the Earnout Payment has been achieved, and the calculation thereof, during any Fiscal Period or any other information or matters addressed in this Section 2.3 which are related to the achievement of the Earnout Payment, which in any event shall be provided on or before 120 days after the end any Fiscal Period.

(vii) In the event that Purchaser and Seller are unable to agree on whether the Earnout Payment has been achieved under this Section 2.3(b), either Purchaser or Seller may deliver to the other notice in writing setting forth the disputed items and a proposed resolution of such disputed items (a “Dispute Notice”). The parties shall endeavor in good faith to resolve any disputed items within thirty (30) days of the receipt of a Dispute Notice. If the parties are unable to resolve all disputed items within such thirty (30) day period, the parties shall mutually select, within ten (10) days following the expiration of such thirty (30) day period, a nationally certified public accounting firm independent of each party (the “Accounting Arbitrator”) to resolve the items remaining in dispute (the “Disputed Items”), and the determination of the Accounting Arbitrator in respect of the correctness of each of the Disputed Items shall be conclusive and binding on the parties absent manifest error. The Accounting Arbitrator shall use all reasonable efforts to resolve all Disputed Items within thirty (30) days following its appointment. The scope of the Accounting Arbitrator’s review shall be limited to only the Disputed Items. Purchaser agrees to provide the Accounting Arbitrator access to all true and correct copies of books and records it requires in order to fulfill its obligations. All fees and expenses of any Accounting Arbitrator selected in accordance with this Section 2.3 shall be borne equally by Purchaser and Seller.

(viii) Following the Closing and throughout the Earnout Period, Purchaser will provide commercially reasonable levels of sales, technical, administrative and marketing resources and support in light of customer requirements, sales, margins, competitive concerns and other relevant considerations consistent with efforts that the Purchaser devotes to its own products. Nothing in this Agreement shall prohibit Purchaser or any of its affiliates from taking any actions with respect to the Business in good faith and which are commercially reasonable, including adjusting or deferring sales, marketing, new business development efforts, adjusting the number of personnel, deferring the execution or implementation of agreements, or reallocating funds from the Business to other areas of Purchaser’s business. For the avoidance of doubt, Purchaser shall be entitled to take into account the goals and objectives of Purchaser as a whole in determining commercially reasonable levels of support for the Business.

(ix) The unpaid and unearned Earnout Payment will be accelerated and paid concurrently with a Change in Control (as defined below) of the Purchaser at a minimum sale price of $25,000,000 or more during the fiscal year ending June 30, 2012, $50,000,000 or more during the fiscal year ending June 30, 2013 and $75,000,000 or more during the balance of the Earnout Period. A “Change in Control” shall include (i) the sale, transfer, assignment or other disposition (including by merger or consolidation) by stockholders of the entity, in one transaction or a series of related transactions, of more than 50% of the voting power represented by the then outstanding capital stock of the entity to one or more persons, (ii) the sale of all or substantially all of the assets of the entity, or (iii) the liquidation, dissolution or winding up of the entity.

(x) Adjustments for Stock Splits, Stock Dividends, Etc. The Holdback Shares or the Earnout Payment shall be proportionately adjusted for any increase or decrease in the number of issued shares of eGames Stock resulting from a stock split, reverse stock split, stock dividend (except for dividends paid on the currently outstanding preferred stock of Purchaser, if paid in eGames Stock), combination or reclassification of the eGames Stock, or any other increase or decrease in the number of issued shares of eGames Stock effected without receipt of consideration by Purchaser.

2.4 Closing. The purchase and sale of the Assets and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m., local time, on June 24, 2011 at the offices of Purchaser or at such other time or on such other date as shall be agreed by Seller and Purchaser upon fulfillment of all conditions precedent to the Closing, such hour and date being herein generally referred to as the “Closing Date.” At the Closing:

(a) Seller shall deliver or cause to be delivered to Purchaser, against payment by Purchaser to Seller of the Closing Payment:

(i) all of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 6.1 hereof.

(b) Purchaser shall deliver or cause to be delivered to Seller against delivery of the agreements, documents, certificates and instruments required to be delivered by Seller pursuant to Section 6.1:

(i) An executed instruction letter to Purchaser’s transfer agent instructing it to issue the certificate representing the Closing Payment to Seller no later than three (3) business days after the Closing Date;

(ii) all of the documents, if any, required to be delivered by Purchaser pursuant to Section 6.2 hereof.

2.5 Ad Valorem Tax Adjustment. All ad valorem Taxes imposed by any taxing authority upon the Assets will be prorated between Seller and Purchaser as of the Closing Date based on the most current available tax rates and assessed values (such prorations to be adjusted when final rates and assessed values are established). All such Taxes attributable to the period prior to the Closing Date and which remain unpaid as of the Closing Date shall be deducted from the Purchase Price. All such Taxes, if any, attributable to the period following the Closing Date and which have been paid by Seller prior to the Closing Date shall be added to the Purchase Price. All adjustments to the Purchase Price will be calculated as of 11:59 p.m. on the Closing Date.

2.6 Allocation of Purchase Price. The Purchase Price represents the amount agreed upon by Purchaser and Seller to be the aggregate fair market value of the Assets. Purchaser and Seller have agreed that the Purchase Price will be allocated in accordance with the mutual agreement of the parties.

2.7 Tax Consequences. The parties intend that, for United States federal income tax purposes, the transactions contemplated hereby (the “Transaction”) shall constitute a reorganization within the meaning of Section 368(a)(1)(C) or (1)(D) of the Code. Neither Purchaser nor any of its affiliates has taken or agreed to take any action that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a)(1)(C) or (1)(D) of the Code. Neither Purchaser nor its Affiliates shall take any affirmative action (prior to or following the Closing) which action would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a)(1)(C) or (1)(D) of the Code. Purchaser and Seller shall, to the extent required under Section 368 of the Code and the Treasury Regulations thereunder, report the Transaction as a reorganization within the meaning of Section 368(a) of the Code (and under any comparable state and local statute), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The provisions of this Section 2.7 shall survive the Closing and are intended to be for the benefit of and shall be enforceable by the Shareholders and Seller. The Purchaser and the Seller acknowledge and agree that the Seller shall liquidate within 12 months of the Closing Date and distribute all of the assets of the Seller including the Purchase Price and any rights to receive any Holdback or Earnout Payment to the Shareholders.

2.8 Assumed Liabilities. On the terms and subject to the conditions hereof, as of the Closing, Purchaser will assume only and thereafter in due course pay, perform and discharge the following, and only the following, liabilities and obligations of Seller (the “Assumed Liabilities”):

(a) all liabilities and obligations of Seller arising under the terms of the Contracts that are included in the Assets and listed or described on Schedule 3.11(a) (the “Assumed Contracts”), under the terms of such Assumed Contracts, provided, however, that Purchaser will not assume or be responsible for any such liabilities or obligations which arise under or in relation to any Plan or from any breach or default by Seller under any Contract, all of which liabilities and obligations will constitute Retained Liabilities (as defined in Section 2.9); and

(b) such liabilities and obligations as are listed on Schedule 2.8(b).

2.9 Retained Liabilities. Except as provided in Section 2.8, Seller will retain, and Purchaser will not assume or be responsible or liable with respect to, any liabilities or obligations of Seller or its Affiliates or their respective predecessors-in-interest, whether or not arising out of or relating to the operation of the Business or associated with or arising from any of the Assets or any other rights, properties or assets used in or associated with the Business at any time, and whether fixed or contingent, direct or indirect, or known or unknown, including, but not limited to, liabilities relating to warranties and service obligations relating to the operation of the Business by the Seller, liabilities for Taxes relating to the sale of the Assets and liabilities with respect to any of Seller’s employees (collectively the “Retained Liabilities”). Except for the Assumed Liabilities, Seller agrees to pay or discharge when due any and all liabilities of Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller and Shareholders, jointly and severally, hereby represent and warrant to, and covenant and agree with, Purchaser that as of the date hereof and as of the Closing Date:

3.1 Organization and Good Standing.

(a) Seller has been duly organized and is existing as a corporation in good standing under the laws of the jurisdiction of its incorporation with full power and authority (corporate and other) to own and lease its assets and properties and to conduct its business and the operation of the Business as currently conducted. Seller has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction where such qualification is necessary, such jurisdictions comprising all jurisdictions in which Seller owns or leases any property, or conducts any business, so as to require such qualification, except where any failure to qualify would not have a Material Adverse Effect, as defined in Article I.

(b) Seller has no Subsidiaries nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity which engages in any business.

3.2 Authorization and Effect of Agreement. Seller has the requisite corporate power to execute and deliver this Agreement and, subject to obtaining the approval of Seller’s stockholders in accordance with applicable Delaware law, to perform the transactions contemplated hereby to be performed by Seller. The execution and delivery by Seller and the Shareholders of this Agreement and the performance by Seller and the Shareholders of the transactions contemplated hereby to be performed by Seller and the Shareholders have been duly and validly authorized by all necessary action on the part of Seller’s board of directors and Shareholders and no other actions on the part of Seller or the Shareholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby other than, if applicable, holders of Seller’s indebtedness. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors’ rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

3.3 No Restrictions Against Sale of the Assets. The execution and delivery of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, (a) the certificate of incorporation or bylaws of Seller, (b) to the Knowledge of Seller, any Legal Requirement to which Seller or any of the Assets is subject, (c) any Contract or other material agreement, instrument or obligation of Seller, or (d) any licenses of Seller. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any Person is required to be obtained or made by or with respect to Seller under any Legal Requirement in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it.

3.4 Title to Assets; Licenses.

(a) Seller has, and at Closing will have, good and transferable title to all of the Assets as owned by Seller as of the Closing Date, free and clear of all Liens, and, to its knowledge, has the valid and enforceable power and right to use all such Assets that are not owned by Seller.

(b) Schedule 3.4(b) contains a list of all licenses relating to the Business under which Seller is the licensee, together with (i) the nature of each of the licensed Assets, (ii) the termination date of each such license, (iii) the name of the licensor, (iv) all payments made or required to be made pursuant to the licenses, and (v) all prepaid payments made thereunder. To Seller’s knowledge, (i) all licenses pursuant to which Seller licenses property from others are valid, subsisting in full force and effect in accordance with their respective terms except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors’ rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity, and (ii) there is not, under any license, any existing default or event of default. True and complete copies of all licenses listed on Schedule 3.4(b) have been delivered to Purchaser heretofore. Except as set forth on Schedule 3.4(b), no such license will require the consent of the licensor to, or as a result of, the consummation of the transactions contemplated by this Agreement.

(c) The delivery to Purchaser at Closing of the instruments of Transfer contemplated by this Agreement will vest in Purchaser good, marketable and exclusive title to the Assets owned by Seller, free and clear of all Liens.

(d) No Person, other than Seller, has any rights or interests in the Assets or the Business.

(e) The Assets include all of the assets, property and rights, tangible or intangible, used by Purchaser to operate the Business, as currently operated.

3.5 No Litigation. There is no outstanding judgment, order, decree, award, stipulation or injunction of any Person, Governmental Entity or arbitrator against or, to the Knowledge of Seller, is any action pending or threatened, against Seller relating to or affecting the Business or the Assets or affecting Seller’s ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement.

3.6 Income and Other Taxes.

(a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Seller’s business are true, complete and correct in all respects and have been properly and timely filed. Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. No Liens have been imposed on or asserted against any of the Assets as a result of or in connection with any failure to pay any Taxes;

(b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the Business have been duly and timely paid or deposited by Seller. Seller has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for sales Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. Seller has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date; and

(c) No Tax Return of Seller is currently being audited or is the subject of other Action by any Governmental Entity. Seller has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting Seller, the Business or the Assets and Seller has no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

3.7 Assumed Contracts.

(a) Schedule 3.7(a) contains a true and complete list and description of all Assumed Contracts. True and complete copies of all such Assumed Contracts have been delivered to Purchaser heretofore.

(b) To Seller’s Knowledge:

(i) each Assumed Contract is legal, valid, binding, enforceable and in full force and effect except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors’ rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity;

(ii) no event or condition has occurred nor have Seller or Shareholders received any notice of any condition that constitutes a default or a basis of force majeure under any of the Assumed Contracts;

(iii) no person with whom Seller has entered into an Assumed Contract is in default thereunder or has failed to perform fully thereunder by reason of force majeure;

(iv) none of the Assumed Contracts currently is subject to renegotiation, either in whole or in part; and

(v) no consent of any third party is required under any Assumed Contract in connection with the transfer of the Assumed Contracts hereunder.

3.8 Employee Matters.

(a) Except as set forth on Schedule 3.8, Purchaser will not have any responsibility for continuing any person in the employ (or retaining any person as a consultant) from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person.

(b) to Seller’s Knowledge, Seller has complied with all Legal Requirements relating to employment, and, no claim of wrongful termination by any current or former employee of Seller engaged in the Business has been made or threatened.

(c) Attached hereto as Schedule 3.8(c) is a list of the names and current annual salary rates and other compensation of Seller’s current officers, employees and agents.

3.9 Compliance with Law. Through and including the date hereof, Seller (i) has not violated or operated the Business in violation of, and has not used the Assets in violation of, any Legal Requirement, (ii) has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

3.10 Intellectual Property.

(a) Title. Schedule 3.10(a) contains a complete and correct list of all Intellectual Property that is owned by Seller and primarily related to, used in, held for use in connection with, or necessary for the conduct of the Business (the “Owned Intellectual Property”). Seller owns all Owned Intellectual Property free and clear of any Liens. The Owned Intellectual Property together with the Licensed Intellectual Property comprises all of the intellectual property rights used in the conduct and operation of the Business as now being conducted by Seller. All Owned Intellectual Property is fully transferable, assignable or licensable, as applicable, without condition or restriction and without payment of any kind to any third party, and Seller has not received any notice or claim challenging Seller’s ownership of the Owned Intellectual Property or claiming legal or beneficial ownership with respect thereto.

(b) Transfer. Except as set forth on Schedule 3.10(b), immediately after the Closing, Purchaser will own all of the Owned Intellectual Property, free and clear of any Liens.

(c) No Infringement. To Seller’s Knowledge, the operation of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Owned Intellectual Property. Seller has not received any notice from any Person claiming that the operation of the Business or any act, product, technology or service of Seller infringes or misappropriates, violates, dilutes or constitutes the unauthorized use of any Owned Intellectual Property of any Person. There have been no assertions against Seller by any Persons relating to the invalidity or unenforceability of any Intellectual Property. To Seller’s Knowledge, none of the Owned Intellectual Property is being infringed by any other Person.

(d) Licensing Agreements. Schedule 3.10(d) sets forth a complete and accurate list of all Contracts (i) pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise) (“Licensed Intellectual Property”). To Seller’s Knowledge, all of the Contracts set forth on Schedule 3.10(d): (x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any consent, change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such Contracts. Seller has delivered to Purchaser true and complete copies of all Contracts (including amendments) set forth on Schedule 3.10(d).

(e) No Intellectual Property Litigation or Disputes. No claim or demand of any Person has been made nor to Seller’s Knowledge is there any proceeding that is pending or threatened, that (i) challenges the rights of Seller in respect of any Owned Intellectual Property, or (ii) asserts that Seller is infringing or otherwise in conflict with any Intellectual Property. None of the Owned Intellectual Property or, to Seller’s knowledge, the Licensed Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within since April 14, 2011, whether or not resolved in favor of Seller. There are no contracts, licenses or agreements between Seller and any other Person with respect to the Intellectual Property under which there is any dispute regarding the scope of such agreement or performances under such agreement, including with respect to any payments to be made or received by Seller thereunder.

(f) No Registrations. Seller has no applications or registrations for any patent, copyright or trademark in any jurisdiction.

(g) Use of Name and Mark. To Seller’s Knowledge, there are no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Purchaser’s right to use the trade names and marks in the conduct of the Business as presently carried on by Seller or as such Business may be extended by Purchaser.

(h) Protection of Information. Seller has taken commercially reasonable steps to protect Seller’s rights in its Intellectual Property, including Seller’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Seller relating to the Business, and, without limiting the foregoing, Seller has and enforces a policy requiring each employee and consultant engaged in the Business to execute a proprietary information, confidentiality and assignment agreement and all current and former employees, consultants and contractors of Seller engaged in the Business have executed such an agreement. Seller has not disclosed, nor is it under any contractual or obligation to disclose, to any Person any of its trade secrets, except pursuant to an enforceable confidentiality agreement and, to Seller’s Knowledge, no Person has breached any such agreement.

(i) Improvements. Schedule 3.10(i) contains a list of all material improvements made by Seller with respect to any Licensed Intellectual Property. No person who has licensed any Intellectual Property to Seller has either ownership or beneficial, license or other rights to any improvements made by Seller with respect to such Intellectual Property.

(j) Source Code. The Game is not, in whole or in part, subject to the provision of any agreement obligating Seller to make source code publicly available to third parties.

(k) Open Source Software. No open source, public source or freeware software or any modification or derivative thereof is used in, incorporated into, integrated or bundled with the Intellectual Property.

(l) No Violations. Seller has not violated, is not in violation of, nor will this Agreement, the observance and performance of the terms hereof or thereof or the consummation of the transactions contemplated hereby or thereby, cause any violation of, any terms or provisions of any agreement under which Seller has or had an obligation to develop, supply or distribute software, including games, to or for any third party, nor is or would Seller under any circumstances, be under any obligation to deliver source code or any confidential or proprietary information to any third party.

(m) Development. Except for inbound “shrink-wrap” and generally available commercial binary code end-user or enterprise licenses, all Intellectual Property used in and necessary to the conduct of Seller’s Business as presently conducted (including, without limitation, the design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution and sale of the Game and any other products, technology or services currently under development by Seller) was created solely by: (i) employees of Seller acting within the scope of their employment; (ii) third parties who have validly and irrevocably assigned all of their rights to Seller; or (iii) third parties who have granted to Seller a license in writing (sufficient for the conduct of Seller’s Business as presently conducted by Seller) to all such third party’s rights in such Intellectual Property, and no third party owns or has any rights to any of Owned Intellectual Property.

3.11 Operation of the Business. Seller has operated the Business only through Seller and not through any other divisions or any direct or indirect subsidiary or affiliate of Seller, and no part of the operation of the Business is operated by or through any entity other than Seller.

3.12 Brokers’ Fees. No broker, finder or similar agent has been employed by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and Seller has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

3.13 Disclosure. No representation or warranty of Seller in this Agreement and no information contained in any Schedule or other writing delivered pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading.

3.14 Capitalization of Seller. The authorized capital stock of Seller consists solely of 10,000,000 shares of common stock, of which 5,000,000 shares are issued and outstanding. Schedule 3.14 sets forth the names of the holders of the common stock and other rights exercisable for, or convertible into, shares of Seller’s capital stock and the number of shares of Seller’s capital stock so issuable.

3.15 Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.15, Seller does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, other than non-material liabilities incurred in the Ordinary Course.

3.16 No Liquidation or Winding-Up; Fairness of Consideration. No order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding: (i) any petition or order for the winding-up of Seller; (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller; (iii) any petition or order for administration of Seller; (iv) any voluntary arrangement between Seller and any of its creditors; (v) any distress or execution or other process levied in respect of Seller which remains undischarged; or (vi) any unfulfilled or unsatisfied judgment or court order against Seller relating to the Business or the Assets.

3.17 Unregistered Securities. Seller understands that all of the shares of eGames Stock to be issued as the Initial Payment and the Earnout Payment, if any, are “restricted securities” and have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws in reliance on exemptions for private offerings; Seller is acquiring the eGames Stock as principal for its own account and not with a view to or for distributing or reselling such eGames Stock or any part thereof in violation of the Securities Act or any applicable state or other securities law, has no present intention of distributing any of such shares of eGames Stock in violation of the Securities Act or any applicable state or other securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of any shares of the eGames Stock in violation of the Securities Act or any applicable state or other securities law. The shares of eGames Stock issued as the Initial Payment or Earnout Payment, if any, cannot be resold or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from registration is available; the shares of eGames Stock issued as the Closing Payment or the Earnout Payment, if any, will not be, and, except as provided in the Registration Rights Agreement, attached hereto as Exhibit A, Seller will have no rights to require that such shares of eGames Stock be, registered under the Securities Act or any state securities laws; there is no assurance that a public market for such shares of eGames Stock will develop or exist in the future; Seller may have to hold such shares of eGames Stock indefinitely and it may not be possible for Seller to liquidate its investment in Purchaser. None of Purchaser, its agents or employees, or any other person, has represented, guaranteed or warranted to Seller, expressly or by implication, the approximate or exact length of time that Seller will be required to remain as owner of the shares of eGames Stock, which may be indefinitely.

3.18 Risk of Loss. Seller understands that its acquisition of the shares of eGames Stock is a speculative investment which involves a high degree of risk of loss, including the potential loss of its entire investment in Purchaser.

3.19 Investment Experience. Seller is able to fend for itself, can bear the economic risk of the investment and has such knowledge and experience in financial or business matters, including investments in securities that are restricted as to their transferability, that it is capable of evaluating the merits and risks of the investment in the eGames Stock and of making an informed investment decision. Seller has had prior business or personal relationships with Purchaser or its officers or directors, by reason of which it has the capacity to protect its interest in connection with the investment.

3.20 Disclosure. All documents, records and other materials pertaining to an investment in Purchaser, including the Purchaser’s Annual Report and quarterly press releases disclosing Purchaser’s quarterly financial results reported to the OTC Pink Market or disclosed on the Purchaser’s website, www.egames.com, and the Purchaser’s current Business Plan with the most recent version dated May 17, 2011, which were requested by Seller, have been made available or delivered to Seller (collectively, the “Reports”). Seller has reviewed and understands this Agreement and any Exhibits hereto and other information regarding Purchaser, which was requested by, and provided to, Seller, including, but not limited to, the risk factors set forth in Purchaser’s Annual Report for the fiscal year ended June 30, 2010 and in the forward-looking statement section of quarterly earnings releases since June 30, 2010, and Seller has had an opportunity to ask questions of and receive answers from representatives of Purchaser concerning the terms and conditions of the issuance of the shares of eGames Stock and the financial condition and prospects of Purchaser, and to obtain any additional information necessary to verify the accuracy of the information herein.

3.21 Seller Status. At the time that Seller was offered the eGames Stock, it was, and at the Closing Date, it will be, an “accredited investor” as defined in Rule 501(a)(8) under the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to, and covenants and agrees with, Seller and Shareholders that:

4.1 Organization and Good Standing. Purchaser has been duly organized and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania with full corporate power and authority with full power and authority (corporate and other) to own and lease its assets and properties and to conduct its business and the operation of the business as currently conducted and to enter into this Agreement and to consummate the transactions contemplated hereby. Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where any failure to qualify would not have a Material Adverse Effect, as defined in Article I. Purchaser has no Subsidiaries nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity which engages in any business.

4.2 Execution and Delivery. Purchaser has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by Purchaser. This Agreement has been duly authorized by all necessary corporate action on the part of Purchaser, has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors’ rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

4.3 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the Articles of Incorporation or Bylaws of Purchaser, (b) any Legal Requirement to which Purchaser is subject or (c) any instrument to which Purchaser is a party. No consent, approval, order or authorization is required in connection with the execution and delivery of this Agreement by Purchaser or the performance of Purchaser of the transactions contemplated hereby to be performed by it, except for applicable requirements, if any, of the Securities Act and state securities laws; provided that, all representations made to Purchaser by Seller in this Agreement are assumed for purposes of this representation and warranty to be accurate and complete.

4.4 Compliance with Law. Through and including the date hereof, Purchaser (i) to Purchaser’s knowledge, is not nor has been alleged to be in violation of any Legal Requirement, and (ii) has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.

4.5 No Restrictions Against Issuance of Purchase Price. The execution and delivery of this Agreement by Purchaser does not and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (a) the articles of incorporation or bylaws of Purchaser, (b) any Legal Requirement to which Purchaser is subject, (c) any material agreement of Purchaser, or (d) any material licenses of Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser under any Legal Requirement in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by it.

4.6 No Litigation. There is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity or arbitrator against or any Action pending against Purchaser relating to the business of Purchaser or affecting Purchaser’s ability to perform its obligations under this Agreement or under any agreement or instrument contemplated by this Agreement. Schedule 4.6 sets forth certain material royalty liabilities or obligations of Purchaser existing as of the date hereof.

4.7 Issuance of eGames Stock. The eGames Stock is duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer provided for in this Agreement.

4.8 Capitalization of Purchaser. The authorized capital stock of Purchaser consists of 40,000,000 shares of Purchaser’s capital stock, of which 13,727,359 shares of eGames Stock are issued and outstanding, and 10,000,000 shares of Preferred Stock are authorized, of which 875,000 are issued and outstanding. An additional 2,837,000 shares of eGames Stock are issuable upon the exercise of outstanding options and warrants. Except as set forth herein, there are no options, warrants, convertible preferred stock, convertible notes, calls, subscriptions or other rights, agreements or commitments of any kind (including preemptive rights), to which Purchaser or any of its Subsidiaries is a party, relating to the issued or unissued capital stock or other securities of Purchaser.

4.9 Reports and Financial Statements.

(a) Financial Statements. The Most Recent Statements (as hereinafter defined) of Purchaser , comply in all material respects with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, Purchaser’s financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby, except as noted therein. The unaudited interim financial statements issued after the Most Recent Statements comply in all material respects with GAAP and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation, in all material respects, of Purchaser’s financial condition and results of operations for such periods, except as noted therein.

(b) Absence of Certain Changes. Except as disclosed in the audited financial statements of Purchaser for the fiscal year ended June 30, 2010, including footnotes (the “Most Recent Statements”), or in Schedule 4.9(b), since the date of the Most Recent Statements, Purchaser does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, other than non-material liabilities incurred in the Ordinary Course or pursuant to Purchaser’s contracts and liabilities incurred in the Ordinary Course set forth in any subsequent unaudited interim financial statements, provided that, the representation and warranty made herein with respect to contingent or similar liabilities not required to be reflected, reserved against or disclosed on the financial statements of Purchaser, prepared pursuant to and in accordance with GAAP consistently applied, is being made to the Knowledge of Purchaser and accordingly qualified.

(c) Absence of Undisclosed Liabilities. Except as disclosed in the Most Recent Statements, Purchaser does not have any indebtedness, liability or obligation required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Most Recent Statements other than liabilities, obligations and contingencies that (i) were incurred after the date of the Most Recent Statements in the ordinary course of business or (ii) would not, in the aggregate, have a Material Adverse Effect on Purchaser.

4.10 No Liquidation or Winding-Up. No order has been made or petition presented, or resolution passed for the winding-up or liquidation of Purchaser and there is not outstanding: (i) any petition or order for the winding-up of Purchaser; (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Purchaser; (iii) any petition or order for administration of Purchaser; (iv) any distress or execution or other process levied in respect of Purchaser which remains undischarged; or (v) any unfulfilled or unsatisfied judgment or court order against Purchaser.

ARTICLE V

ADDITIONAL COVENANTS

5.1 Covenants of Seller and Shareholders. Seller and Shareholders jointly and severally agree to:

(a) use their commercially reasonable efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Seller in connection with the transactions contemplated by this Agreement; and

(b) use their commercially reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Article VI of this Agreement;

5.2 Covenants of Purchaser. Purchaser agrees to use its commercially reasonable efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 6.2 of this Agreement.

5.3 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

Notwithstanding the foregoing, Purchaser will pay up to $15,000 of Seller’s legal fees incurred in connection with the organization of Seller and certain intellectual property matters and in connection with this Agreement and the transactions contemplated hereby.

5.4 Seller’s Name. At Closing, Seller shall convey and assign to Purchaser all of Seller’s right, title and interest in and to the name “Heyday Games, Inc.” and, within five (5) days following Closing, Seller shall amend its Certificate of Incorporation to change its name to a dissimilar name.

(a) Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

(b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Seller, Shareholders and Purchaser, and the proper officers or directors of Seller and Purchaser, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

5.5 Employee Matters.

(a) Seller acknowledges and agrees that after the Closing (a) except as set forth on Schedule 5.6(a), neither Purchaser nor Seller shall be required to employ or retain any employee of Seller or any other Person, and (b) Purchaser, in its sole and absolute discretion, may hire all, some, or none of the Employees.

(b) Except to the extent expressly included in Assumed Liabilities or in another paragraph of this Section 5.5, Purchaser does not, and shall not, assume or be responsible for any obligation or liability arising out of any employment relationship of Seller, and without limiting the foregoing, Purchaser shall have no liability or obligation in connection with current or former employees or agents of Seller or any dependent or beneficiary of any of them by reason of their relationship to Seller.

5.6 Assignments; Consents. To the extent that the assignment of any Contract, license or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom is not permitted without the consent of a third party, this Agreement shall not constitute an agreement to assign such Contract, license or other agreement or arrangement, but shall be subject to such consent; and no transfer or assignment to Purchaser by Seller of any interest under any such Contract, license or other agreement or arrangement that requires the consent of a third party shall be made subject until such consent or approval is obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use its commercially efforts to obtain any such approval or consent after the Closing Date, and Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under any such Contract, license or other agreement or arrangement, including performance by Seller, as agent, if economically feasible, provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained. Nothing in this Section 5.6 shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 5.6 be deemed to constitute an agreement to exclude from Purchaser any of the Assets described under Section 2.1.

5.7 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 5.8 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

5.8 Tax Assessments and Audits. Seller shall furnish promptly to Purchaser a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Business or the Assets for periods ending on or prior to the Closing Date.

5.9 Restrictions on Transfer. Seller agrees that it will not sell or otherwise transfer any of the shares of eGames Stock issued as the Purchase Price to any Person who is not an “accredited investor” as defined under Rule 501 promulgated under the Securities Act, without registration under the Securities Act or an exemption from registration under the Securities Act, and that Seller fully understands and agrees that Seller must bear the economic risk of the purchase because, among other reasons, none of the shares of eGames Stock issued as the Purchase Price have been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from such registration is available. In particular, Seller is aware that the shares are “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act (“Rule 144”), and may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met. Seller also understands that Purchaser is under no obligation to register any of the shares of eGames Stock on Seller’s behalf or to assist Seller in complying with any exemption from registration under the Securities Act or applicable state securities laws except as set forth in the Registration Rights agreement. Seller further understands that sales or transfers of the shares of eGames Stock are further restricted by state securities laws and the provisions of this Agreement.

5.10 Legend. eGames Stock issued as the Purchase Price shall bear the following legend, or similar legend to the same effect, until (i) the shares shall have been registered under the Securities Act and effectively been disposed of in accordance with a registration statement that has been declared effective; or (ii) in the opinion of counsel for Purchaser such shares may be sold without registration under the Securities Act and any applicable “Blue Sky” or state securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ALL SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON THE TRANSFERABILITY AS SET FORTH IN THIS CERTIFICATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

5.11 Prohibition on Short Sales. Seller, its Affiliates and Seller’s and its Affiliates’ respective officers, directors, shareholders, employees and agents agree that they will not, during the period following the execution of this Agreement and prior to the Closing, directly or indirectly sell any equity security, including derivatives of Purchaser if he, she or it (i) does not own the security sold or (ii) if he, she or it owns the security, does not deliver it against such sale (a “short sale against the box”) within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. Seller, its Affiliates and Seller’s and its Affiliates’ respective officers, directors, shareholders, employees and agents also agree, during such period, not to engage in short sales or any transaction involving a collar with respect to Purchaser’s shares. A short sale, as defined in this Agreement, means any transaction whereby one may benefit from a decline in the Purchaser’s stock price.

5.12 Purchaser Board of Directors. Immediately following the Closing, a designee of Seller (“Seller Designee”) shall be entitled to serve as a director on Purchaser’s Board of Directors (the “Purchaser Board”) until the annual election of directors at Purchaser’s annual meeting of shareholders to be held in 2012 (“2012 Annual Meeting”), or until the earlier of the resignation, removal, incapacity or death, subject to the provisions set forth in this Section 5.12. Until the 2012 Annual Meeting, unless the Sale of Purchaser has occurred earlier, any vacancy on the Purchaser Board created by the resignation, removal, incapacity or death of the Seller Designee shall be filled by an individual designated by the remaining Shareholders. The provisions set forth in this Section 5.12 shall terminate and no longer have any force or effect upon the election of directors at the 2012 Annual Meeting, or earlier upon the sale of Purchaser, at which time the Seller Designee shall resign from the Purchaser Board. The parties hereto acknowledge and agree that each of the directors appointed in accordance with this Agreement shall exercise his or her business judgment and otherwise serve as directors of Purchaser for the benefit of all shareholders of Purchaser and shall have no obligation or entitlement to treat the person designating such person to the position of director more favorably or differently than any other shareholder of, or person having an interest in, Purchaser.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the date hereof, of the following conditions:

(a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the Business or Assets, or to compel Purchaser or Seller to dispose of or hold separate all or a material portion of the Business or Assets of Seller or Purchaser;

(b) The representations and warranties of Seller in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (or in all respects in the case of any representation or warranty subject to a materiality qualification) on and as of the date hereof, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date) and Seller shall have complied with all covenants and agreements and satisfied all conditions on Seller’s part in this Agreement or any Ancillary Agreement to be performed or satisfied on or prior to the date hereof, and Seller shall have provided Purchaser with a certificate with respect to the foregoing signed by an authorized officer of Seller;

(c) Purchaser shall have received from the President of Seller a certificate dated the date hereof to the effect that the conditions set forth in Section 6.1(b) have been satisfied and that Seller’s Board of Directors and the stockholders of Seller have approved the Agreement and the transactions contemplated hereby;

(d) Purchaser will have received such bills of sale, assignments, certificates of title and other instruments of transfer (the “Transfer Documents”) duly executed by Seller, in such forms and covering such matters as Purchaser may reasonably request, Transferring the Assets to Purchaser;

(e) Seller and Shareholders shall each have entered into and delivered to Purchaser the Noncompetition Agreements.

(f) Eugene Mauro and F.J. Lennon shall have provided their written agreement to become employees of Purchaser on the terms contained in Exhibit C.

(g) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Purchaser and its counsel;

(h) All consents and assignments from third parties, including from any Governmental Entity or other Person, relating to the Contracts or the conduct and operation of the Business as currently conducted and operated, shall have been obtained;

(i) No act, event or condition shall have occurred after the date hereof which Purchaser determines has had or could have a Material Adverse Effect on the Business or the Assets;

(j) The Board of Directors and stockholders of Seller shall have authorized and approved this Agreement and the transactions contemplated hereby;

6.2 Conditions of Seller. Notwithstanding any other provision of this Agreement, and except as set forth below, the obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the date hereof, of:

(a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser of all or a material portion of the Business or Assets, or to compel Purchaser or Seller to dispose of or hold separate all or a material portion of the Business or Assets of Seller or Purchaser;

(b) The representations and warranties of Purchaser in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (or in all respects in the case of any representation or warranty subject to a materiality qualification) on and as of the date hereof, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date) and Purchaser shall have complied with all covenants and agreements and satisfied all conditions on Purchaser’s part in this Agreement or any Ancillary Agreement to be performed or satisfied on or prior to the date hereof, and Purchaser shall have provided Purchaser with a certificate with respect to the foregoing signed by an authorized officer of Purchaser;

(c) Seller and the Shareholders shall have received from the President of Purchaser a certificate dated the date hereof to the effect that the conditions set forth in Section 6.2(b) have been satisfied and that Purchaser’s Board of Directors has approved the Agreement and the transactions contemplated hereby;

(d) Purchaser will have received the Closing Payment which is deliverable on the Closing Date;

(e) Purchaser and Seller shall each have entered into the Registration Rights Agreement.

(f) Purchaser shall have offered Mauro and Lennon the terms of employment as set forth on Exhibit C.

(g) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Seller and its counsel;

(h) All consents and assignments from third parties, including from any Governmental Entity or other Person, relating to the Contracts or the conduct and operation of the Business as currently conducted and operated, shall have been obtained;

ARTICLE VII

INDEMNIFICATION

7.1 Survival. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Purchaser, the representations and warranties of Seller and Shareholders hereto contained in this Agreement or in any Exhibit or Schedule hereto shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto); provided, however, that (i) the representations and warranties contained in Sections 3.3, 3.4, 3.8 and 3.10, and the related claims for indemnification, shall survive until the second anniversary of the Closing Date; (ii) the representations and warranties contained in Section 3.6, and the related claims for indemnification, shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (iii) all other representations and warranties, and related claims for indemnification, shall survive until the first anniversary of the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by Purchaser prior to the expiration of the applicable survival period. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Seller and Shareholders, the representations and warranties of Purchaser hereto contained in this Agreement or in any Exhibit or Schedule hereto shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto); provided, however, that all representations and warranties, and related claims for indemnification, shall survive until the first anniversary of the Closing Date. The agreements and covenants contained in this Agreement with respect to Seller, the Shareholders and Purchaser shall survive the Closing Date indefinitely or in accordance with their terms, if any.

7.2 Indemnification

(a) Seller and Shareholders jointly and severally covenant and agree to defend, indemnify and hold harmless Purchaser, its officers, directors, shareholders, accountants, attorneys and agents from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Seller or Shareholders in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure of Seller or the Shareholders to perform or observe fully any covenant, agreement or provision to be performed or observed by Seller or Shareholders pursuant to this Agreement. Notwithstanding anything contained in this Section 7.2(a), Purchaser hereby agrees that Shareholders’ indemnity obligations under this Agreement shall be limited to an aggregate of $300,000 in Damages and any claim shall only be paid from the Holdback Shares and if that is not sufficient, then any Earnout Payment, if any, and claims for all such Damages shall be limited to such eGames Stock.

(b) Purchaser covenants and agrees to defend, indemnify and hold harmless Seller and Shareholders, its officers, directors, shareholders, accountants, attorneys and agents from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; (ii) the failure of Purchaser to perform or observe fully any covenant, agreement or provision to be performed or observed by Purchaser pursuant to this Agreement; and (iii) any Assumed Liabilities. Notwithstanding anything contained in this Section 7.2(b), Seller and Shareholders hereby agree that Purchaser’s indemnity obligations under this Agreement shall be limited to an aggregate of $300,000 in Damages.

7.3 Procedures. If either Party seeks indemnification under this Article VII (the “Indemnified Party”), it shall give notice (“Claim Notice”) to other Party (the “Indemnifying Party”) of the basis of the claim (the “Claim”) (i) within a reasonable time after discovery of the facts and (ii) in any event, within the time periods set forth in Section 7.1, provided that the failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is materially adversely prejudiced by such failure. The Indemnifying Party shall give notice to the Indemnified Party within thirty (60) days after receipt of the notice requested by this Section 7.3 advising whether it (i) acknowledges its obligation to indemnify or (ii) disputes its obligation to indemnify. If the Indemnifying Party acknowledges its indemnification obligation with respect to the Claim, and (i) such Claim is based upon an asserted liability or obligation to a person or entity that is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party shall have the right to defend or settle such Third Party Claim or (ii) if such Claim is not a Third Party Claim, the Indemnified Party shall be entitled to immediate satisfaction of such Claim. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) business days following receipt of notice of a Claim that is not a Third Party Claim that it disputes such Claim, such Claim shall be deemed a liability of the Indemnifying Party and Indemnifying Party shall pay the amount of the Claim on demand by the Indemnified Party, or in the case of any notice in which the amount of the Claim is estimated, on such later date when the amount of the Claim is finally determined. If the Indemnifying Party disputes the Claim in a timely manner as set forth herein, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of the dispute, or, if necessary, to resolution of the dispute in a manner determined by the parties or by any other means elected by the Indemnified Party.

7.4 Third Party Claims.

(a) Indemnifying Party shall have sixty (60) days after receipt of the Claim Notice to undertake, conduct and control, through counsel which the indemnified Party has no reasonable objection to, and at Indemnifying Party’s expense, the settlement or defense of a Third Party Claim, and Purchaser shall cooperate with Seller and Shareholders in connection therewith, provided that (i) Seller shall permit Purchaser to participate in such settlement or defense through counsel chosen by Purchaser, provided that the fees and expenses of such counsel shall not be borne by Seller, and (ii) neither Seller nor Shareholders shall settle any Third Party Claim without Purchaser’s consent. So long as Seller and Shareholders are vigorously contesting any such Third Party Claim in good faith, Purchaser shall not pay or settle such claim without Seller’s and Shareholders’ consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if Seller assumes control of such defense, and there exists a conflict of interest between the interests of Seller and those of Purchaser with respect to such Third Party Claim as determined by Purchaser in the exercise of its reasonable business judgment, Purchaser may retain counsel satisfactory to it and the reasonable fees and expenses of such counsel to Purchaser shall be paid by Seller.

(b) If Seller does not notify Purchaser within thirty days after receipt of the Claim Notice that it elects to undertake the defense of the Third Party Claim described therein, Purchaser shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion, on behalf of and for the account and risk of Seller; provided that Purchaser shall notify Seller of any compromise or settlement of any such Third Party Claim.

(c) Seller shall not be entitled to assume the defense for any Third Party Claim (and shall be liable for the reasonable fees and expenses incurred by Purchaser in defending such claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser which Purchaser determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the Assets or the Business, properties or prospects of the Business.

7.5 Indemnification Exclusive. Except as provided herein, the foregoing indemnification provisions shall be the sole and exclusive remedy after the Closing Date for money damages available to Purchaser, Seller or Shareholders for breach of any representations, warranties or covenants contained herein, but shall not limit any other remedy to which Purchaser, Seller or Shareholders may be entitled. Nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to Purchaser, Seller or Shareholders in the event of fraud relating to the representations, warranties or covenants made by Purchaser, Seller or Shareholders in this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

(a)	If to the Purchaser, addressed to:

eGames, Inc.

2000 Cabot Boulevard West, Suite 100

Langhorne, Pennsylvania 19047-1811

Attention: President and Chief Executive Officer

Facsimile: (215) 750-3722

With a copy to:

McCausland Keen & Buckman

Radnor Court, Suite 160

259 N. Radnor-Chester Road

Radnor, Pennsylvania 19087

Attention: Nancy D. Weisberg, Esquire

Facsimile: (610) 341-1099

(b)	If to Seller, addressed to:

Heyday Games, Inc.

XX XXXXXX XXXXXX

XXXXXXX, XX XXXXX

Attn: Eugene Mauro

email: gene.mauro@gmail.com

(c)	If to Shareholders, addressed to:

Eugene Mauro

XX XXXXXX XXXXXX

XXXXXXX, XX XXXXX

email: gene.mauro@gmail.com

F.J. Lennon

XXXX XXX XXXXXX

XXXXXXX, XX XXXXX

fj@fjlennon.com

8.2 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

8.3 Entire Agreement. This Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

8.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Purchaser, Seller and Shareholders and their respective successors, heirs and assigns; provided, however, that neither party shall directly or indirectly transfer or assign (whether by sale, stock sale or merger) any of its rights or obligations hereunder in whole or in part without the prior written consent of the other party, other than in connection with a Change in Control of such party. Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

8.6 Schedules, Exhibits and Annexes. The schedules, exhibits and annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

8.7 Construction.

(a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

(c) For the purposes of this Agreement, unless the context clearly requires, “or” is not exclusive.

8.8 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania, and no action involving this Agreement may be brought except in either the Court of Common Pleas of Bucks County or the United States District Court for the Eastern District of Pennsylvania.

8.9 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets will not pass to Purchaser until such Assets are Transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Eastern Time) on the Closing Date.

8.10 Bulk Sales. Purchaser hereby waives compliance by Seller with the provisions of the bulk sales laws of any jurisdiction, if applicable, provided that Seller agrees to indemnify Purchaser for claims of creditors of Seller with respect to liabilities not expressly assumed by Purchaser pursuant to this Agreement.

8.11 Records. Seller shall deliver to Purchaser copies of any financial, tax and personnel records pertaining to the Assets and Business and retain all originals, and Seller shall give Purchaser reasonable access to any original records for inspection and copying upon reasonable prior notice during regular business hours. Seller shall maintain all such original records at its expense for a period of at least six years after the Closing Date, and prior to any destruction thereafter, shall give at least 90 days prior written notice to Purchaser, which may take possession of the original records designated for destruction, and any failure to do so before the expiration of such 90-day notice shall be deemed Purchaser’s authorization to carry out such destruction. Purchaser shall permit Seller to have reasonable access to the records of Seller delivered to Purchaser pursuant to section 2.1(e) for inspection or copying upon reasonable prior notice during regular business hours for use in the defense of any litigation, tax audit or if it is necessary for Seller to consult such records of which Seller does not have copies.

Remainder of Page Left Blank Intentionally

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

PURCHASER:

eGAMES, INC.

By:	/s/ Gerald W. Klein

Name:	Gerald W. Klein

Title:	President and CEO

SELLER:

HEYDAY GAMES, INC.

By:	/s/ Eugene H. Mauro

Name:	Eugene H. Mauro

Title:	CEO

SHAREHOLDERS:

/s/ Eugene Mauro
Eugene Mauro

/s/ F.J. Lennon
F.J. Lennon

/s/ Linda Mauro
Linda Mauro

Signature Page of Asset Purchase Agreement